Exhibit 99.2

TROPICANA ENTERTAINMENT INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information are presented to give effect to the acquisition of Casino One Corporation d/b/a Lumière Place Casino (“Casino One”), PNK (ES), LLC , PNK (St. Louis RE), LLC and PNK (STLH), LLC (collectively, “Lumière”). The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of continuing operations as of and for the year ended December 31, 2013 have been derived from the consolidated historical financial statements of Tropicana Entertainment Inc. (“TEI”) and the combined historical financial statements of Lumière.

The unaudited pro forma condensed combined balance sheet presents the financial position of TEI at December 31, 2013 after giving effect to the acquisition of Lumière (the “Acquisition”). The unaudited pro forma condensed combined statement of continuing operations for the year ended December 31, 2013 give effect to the Acquisition and refinancing of TEI's debt and additional borrowings as if it occurred on January 1, 2013.

The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions deemed appropriate by TEI's management and is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statement of continuing operations do not include certain nonrecurring charges and the related tax effects which resulted directly from the Acquisition as described in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical financial statements and accompanying notes of TEI and Lumière.

Exhibit 99.2

Tropicana Entertainment Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2013
(amounts in thousands)

	Historical
	Tropicana Entertainment Inc.	Lumière Place Casino and Affiliates	Acquisition Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$356,755	$15,079	$(248,386)	(a)	$123,448
Restricted cash	30,856	—	(15,009)	(a)	15,847
Receivables, net	28,786	1,481	—		30,267
Inventories	4,435	1,147	—		5,582
Prepaid expenses and other assets	11,243	654	—		11,897
Deferred tax assets	—	—	—		—
Assets held for sale	9,249	—	—		9,249
Total current assets	441,324	18,361	(263,395)		196,290
Property and equipment, net	460,745	260,151	(260,151)	(b)
			248,763	(b)	709,508
Goodwill	24,928	—	16,785	(b)	41,713
Intangible assets, net	67,014	—	11,160	(b)	78,174
Investments	33,640	—	—		33,640
Other assets, net	15,970	5	—		15,975
Total assets	$1,043,621	$278,517	$(246,838)		$1,075,300

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,000	$—	$—		$3,000
Liabilities related to assets held for sale	1,648	—	—		1,648
Accounts payable	38,865	11,307	—		50,172
Accrued expenses and other current liabilities	64,355	20,197	—		84,552
Total current liabilities	107,868	31,504	—		139,372
Long-term debt, net	294,771	—	—		294,771
Other long-term liabilities	7,198	175	—		7,373
Deferred tax liabilities	19,659	—	—		19,659
Total liabilities	429,496	31,679	—		461,175

Total equity	614,125	246,838	(246,838)	(c)	614,125
Total liabilities and equity	$1,043,621	$278,517	$(246,838)		$1,075,300

Exhibit 99.2

Tropicana Entertainment Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2013
(amounts in thousands, except per share data)

	Historical
	Tropicana Entertainment Inc.	Lumière Place Casino and Affiliates	Acquisition and Refinancing Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Casino	$439,929	$137,407	$7,862	(a)	$585,198
Room	88,277	20,200	5,598	(a)	114,075
Food and beverage	75,847	16,981	9,954	(a)	102,782
Other	22,058	5,496	1,057	(a)	28,611
Gross revenues	626,111	180,084	24,471		830,666
Less promotional allowances	(68,444)	—	(24,471)	(a)	(92,915)
Net revenues	557,667	180,084	—		737,751
Operating costs and expenses:
Casino	198,219	79,360	(6,181)	(a)	271,398
Room	32,160	16,057	—		48,217
Food and beverage	37,660	8,227	—		45,887
Other	15,700	2,024	—		17,724
Marketing, advertising and promotions	39,844	—	6,181	(a)	46,025
General and administrative	99,584	43,395	(11,585)	(a)
			(706)	(b)	130,688
Maintenance and utilities	56,699	—	11,585	(a)	68,284
Depreciation and amortization	34,551	18,435	(18,435)	(c)
			17,262	(c)	51,813
Impairment charges, other write-downs and recoveries	487	133,469	(134,295)	(d)	(339)
Total operating costs and expenses	514,904	300,967	(136,174)		679,697
Operating Income	42,763	(120,883)	136,174		58,054
Other income (expense):
Interest expense, net	(13,485)	(313)	14,328	(e)
			(12,766)	(e)	(12,236)
Loss on debt retirement	(4,897)	—	—		(4,897)
Total other income (expense)	(18,382)	(313)	1,562		(17,133)
Income from continuing operations before taxes	24,381	(121,196)	137,736		40,921
Income tax expense	(2,534)	(3,787)	2,460	(f)	(3,861)
Income (loss) from continuing operations	$21,847	$(124,983)	$140,196		$37,060

Income (loss) from continuing operations per share:
Basic and diluted	$0.83				$1.41

Weighted-average common shares outstanding:
Basic and diluted	26,313				26,313

Exhibit 99.2

Tropicana Entertainment Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation
The historical financial information for Tropicana Entertainment Inc. ("TEI") as of and for the year ended December 31, 2013 have been derived from TEI's historical financial statements and accompanying notes in its Annual Report on Form 10-K as filed with the SEC on February 25, 2014. The historical information for Lumière Place Casino and Affiliates as of and for the year ended December 31, 2013 have been derived from Lumière's historical financial statements and accompanying notes as filed in Exhibit 99.1 on this Form 8-K/A. Lumière Place Casino and Affiliates is comprised of Casino One Corporation d/b/a Lumière Place Casino (“Casino One”), PNK (ES), LLC , PNK (St. Louis RE), LLC and PNK (STLH), LLC (collectively, “Lumière”) all of which are wholly-owned indirect subsidiaries of Pinnacle Entertainment, Inc.
The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Lumière acquisition, factually supportable, and expected to have a continuing impact on the combined results of operations. The unaudited pro forma adjustments reflecting the Lumière acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification ("ASC") 805, and reflect the allocations of the preliminary purchase price to the acquired assets and liabilities based upon of their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The allocation of the purchase price may be adjusted for working capital at the acquisition date and is subject to change upon the finalization of the valuation analysis for Lumière's assets and liabilities and the final valuations could change significantly from those used in the following unaudited pro forma condensed combined financial statements. The preliminary purchase price allocation has not been finalized for acquisition date income tax balances and any changes in the acquisition date balances could significantly change the purchase price allocation, including goodwill.
Note 2. Preliminary Purchase Price Allocation
On April 1, 2014, TEI completed its previously announced acquisition of all of the outstanding stock of Casino One Corporation (the “Target”) and all of the outstanding membership interests of PNK (ES), LLC (“ES”), PNK (ST. LOUIS RE), LLC (“RE”), and PNK (STLH), LLC (“STLH” and together with ES, RE and the Target, the “Companies”), pursuant to the terms of an agreement, dated as of August 16, 2013, by and among a wholly owned subsidiary of TEI, and Pinnacle Entertainment, Inc. (“Pinnacle”), Casino Magic, LLC (“Casino Magic” and together with Pinnacle, the “Sellers”) and the Companies, for a purchase price of $260 million in cash, subject to adjustment (the “Transactions”). Upon consummation of the Transactions, TEI acquired the Lumière Place Casino, HoteLumière, the Four Seasons Hotel St. Louis and related excess land parcels in St. Louis, Missouri.

Exhibit 99.2

The preliminary allocation of the pro forma purchase price, subject to adjustment for working capital at the acquisition date, is as follows:

Cash paid	$260,000
Working capital adjustment	3,395
Total purchase price	$263,395

Preliminary purchase price allocation:
Current assets	$18,361
Property and equipment	248,763
Goodwill	16,785
Intangible assets	11,160
Other assets	5
Total assets	295,074
Total liabilities	(31,679)
Total purchase price	$263,395
Note 3. Pro Forma Balance Sheet Adjustments (dollars in thousands)
The pro forma balance sheet adjustments are as follows:

(a)	Reflects preliminary cash purchase price paid at closing of $263.4 million which is subject to change for the finalization of certain net working capital adjustments at the acquisition date.

(b)
To record pro forma adjustment to record assets at estimated fair value at the acquisition date. See Note 2 for a detail of assets and liabilities included in the preliminary purchase price allocation.

(c)	To record pro forma adjustment to eliminate Lumière's equity.
Note 4. Pro Forma Statement of Operations Adjustments (dollars in thousands)
The pro forma statement of operations adjustments are as follows:

(a)	To record reclassification adjustments to conform Lumière's presentation to TEI's presentation.

(b)	To record the elimination of TEI's non-recurring transaction costs related to the Acquisition.

(c)
To record pro forma adjustments to depreciation and amortization to eliminate historical amounts and record pro forma amounts using the fair value adjustment of property and equipment and definite life intangible assets. The useful life of the assets acquired are estimated as follows: customer lists of three years, furniture and equipment of one to seven years, and buildings and improvements of 28 to 40 years.

(d)	To record the elimination of Lumière's historical impairment of assets which was recognized by Lumière in connection with the sale to TEI.

(e)
To record the removal of historical interest expense and the recognition of interest expense and amortization of the debt discount and deferred loan costs associated with the $300 million senior secured first lien term loan facility (the “Term Loan Facility”) of which $175 million was incurred to refinance TEI's existing debt and an additional $125 million was incurred to finance the Lumière acquisition. The pro forma interest expense has been computed using the total amount incurred under

Exhibit 99.2

the Term Loan Facility issued at a discount of 0.5% in November 2013. The pro forma interest expense related to the refinancing is approximately $7.5 million and the remaining $5.3 million of pro forma interest expense is related to the additional debt to finance the Lumière acquisition. The Term Loan Facility bears interest, at the TEI's option, at a per annum rate equal to either (i) the LIBO Rate (as defined in the Credit Agreement) (subject to a 1.00% floor) plus an applicable margin equal to 3.00%, or (ii) the alternate base rate (as defined in the Credit Agreement) (subject to a 2.00% floor) plus an applicable margin equal to 2.00%; such that in either case, the applicable interest rate shall not be less than 4.00%. As of December 31, 2013, the interest rate on the Term Loan Facility was 4.00%. If actual interest rates increased 1/8 percent over the 4.00% floor specified in the Term Loan Facility on the $299.3 million outstanding balance as of December 31, 2013, interest expense would increase $0.4 million.

(f)	To record the estimated tax effect of the pro forma adjustments. The estimated provision for income taxes was calculated using a combined effective tax rate of (1.8)%.